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[LOGO]         LONE STAR                                            NEWS RELEASE
          TECHNOLOGIES, INC.

                                                    CONTACT: CHARLES J. KESZLER
                                                                  (972) 770-6495
                                                             Fax: (972) 770-6411


           LONE STAR TECHNOLOGIES, INC. REPORTS FIRST QUARTER 2002 RESULTS

Dallas, TX, April 15, 2002 -- Lone Star Technologies, Inc. ("Lone Star") (NYSE: LSS) reported a net loss for the first quarter of 2002 of $5.9 million, or $0.23 per diluted share. This compares to a net loss in the fourth quarter of 2001 of $16.5 million, or $0.65 per diluted share, which included one-time charges of $5.0 million, or $0.20 per diluted share, for the write-off of acquisition-related expenses and financing costs associated with the uncompleted purchase of the assets of the Tubular Products Division of North Star Steel Company.

First quarter 2002 revenues increased 5% to $123.2 million from the quarter ended December 31, 2001, with oilfield revenues up 7% to $69.7 million, on 14% higher shipment volumes from the fourth quarter of 2001. The increase in oilfield products revenues was attributable to a 20% gain in shipments of line pipe and a 10.5% increase in shipments of oil country tubular goods (OCTG), partially offset by a 6% decline in oilfield product prices from the previous quarter. Revenues from high-strength premium OCTG accounted for 61% of total OCTG revenues in the first quarter of 2002. Line pipe comprised 42% of oilfield products tonnage shipped versus 40% in the quarter ended December 31, 2001.

Specialty tubing revenues of $41.6 million in the first quarter of 2002 were essentially unchanged from the fourth quarter of 2001. Revenues from precision mechanical tubulars increased 13.6% from the previous quarter due to improved industrial activity associated with general recovery in the domestic economy, while revenues from finned tubulars and related products fell 13% as a result of near-term slowdowns in power plant construction projects. Flat rolled steel and other tubular revenues grew to $11.9 million, a 12% gain compared to the fourth quarter of 2001, on 7% greater shipment volumes and 5% higher prices due to improvements in steel markets following the recent implementation of steel-related trade sanctions.

At March 31, 2002, Lone Star had $97.8 million in cash, total debt of $150.0 million, and shareholders' equity of $309.7 million. Earnings before interest, taxes, depreciation and amortization were $1.1 million in the first quarter of 2002.

Rhys J. Best, Chairman, President and Chief Executive Officer, stated, "Even though the average active rig count has fallen an additional 19% from the previous quarter, we were able to reduce our operating loss by more than half through aggressive cost management and a 12% improvement in our shipment volumes. The active rig count, which was 747 last Friday, reflects an increase over the previous week and the second rise in the last four weeks, which suggests the decline is slowing. The average spot price for natural gas was over $3.00 per MCF during March, providing additional cash to our customers for reinvestment. We also believe that, while import levels of OCTG have been historically high, the OCTG trade cases filed against more than ten countries at the end of the first quarter may result in more normal import levels in the second half of this year. These favorable developments, coupled with growing strength in the markets for our precision mechanical tubular and flat rolled steel and other tubular products, make us optimistic about the prospect for further improvements as the general economy continues to expand."

Lone Star Technologies, Inc. is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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                              LONE STAR TECHNOLOGIES, INC.
                           CONSOLIDATED STATEMENTS OF INCOME
              (UNAUDITED; $ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)



                                                      FOR THE QUARTER ENDED MARCH 31,
                                                           2002             2001
                                                      -------------------------------
Net revenues                                             $ 123.2             $ 179.4
Cost of goods sold                                        (118.2)             (154.9)
                                                      -----------         -----------
  Gross profit                                               5.0                24.5
Selling, general and administrative expenses                (9.3)               (8.4)
                                                      -----------         -----------
  Operating income (loss)                                   (4.3)               16.1
Interest income                                              0.5                 0.5
Interest expense                                            (3.2)               (3.0)
Other income                                                 0.4                 0.2
                                                      -----------         -----------
  Income (loss) before income tax                           (6.6)               13.8
Income tax benefit (expense)                                 0.7                (0.4)
                                                      -----------         -----------
  NET INCOME (LOSS)                                      $  (5.9)            $  13.4
=====================================================================================

Depreciation & Amortization                              $   5.4             $   5.7
EBITDA                                                   $   1.1             $  21.8

PER COMMON SHARE - BASIC:
  NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS     $ (0.23)            $  0.56
=====================================================================================

PER COMMON SHARE - DILUTED:
  NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS     $ (0.23)            $  0.55
=====================================================================================

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                     25.3                23.7
  Diluted                                                   25.3                24.4





                                                                ($ IN MILLIONS)
                                                          FOR QUARTER ENDED MARCH 31,
                                                           2002                2001
                                                     ------------------------------------
REVENUES BY SEGMENT                                    $         %         $        %
                                                    ---------  -------  ---------   -----
Oilfield Products                                       69.7       56      114.8      64
Specialty tubing products                               41.6       34       46.9      26
Flat rolled steel and other products                    11.9       10       17.7      10
                                                    ---------  -------  ---------   -----
Consolidated net revenues                              123.2      100      179.4     100
                                                    =========  =======  =========   =====





                                                                  (IN TONS)
                                                          FOR QUARTER ENDED MARCH 31,
SHIPMENTS BY SEGMENT                                  2002       %        2001      %
                                                    -------------------------------------
Oilfield Products                                    111,500       63    165,000      65
Specialty tubing products                             32,200       18     37,300      15
Flat rolled steel and other products                  33,100       19     49,400      20
                                                    ---------  -------  ---------   -----
Consolidated shipments                               176,800      100    251,700     100
                                                    =========  =======  =========   =====
